                                                                    CONFIDENTIAL

                                  EXHIBIT 3.133

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 PICTORIAL, INC.

     This corporation ("Corporation") is governed by the applicable provisions of the Indiana Business Corporation Law (the "Act").

                                    ARTICLE I

                                      NAME

                 The name of the Corporation is Pictorial, Inc.

                                   ARTICLE II

                                    PURPOSES

     The purposes for which the Corporation is formed are to conduct and transact any and all lawful business for which corporations may be incorporated under the Act.

                                   ARTICLE III

                                     SHARES

     SECTION 3.1. NUMBER. The total number of shares which the Corporation is authorized to issue is twenty-five thousand (25,000) shares.

     SECTION 3.2. CLASSES. There shall be one (1) class of shares of the Corporation, which shall be designated as "Common Shares".

     SECTION 3.3. RELATIVE RIGHTS, PREFERENCES, LIMITATIONS AND RESTRICTIONS OF SHARES.

     (a) COMMON SHARES. There shall be two series of Common Shares, with no par value, subject to the following limitations:

          (i) Two Thousand (2,000) Common Shares shall have general voting rights as to all matters ("Voting Common Shares"); and

          (ii) Twenty-three thousand (23,000) Common Shares shall have no voting rights, except as may be required by the Act ("Non-Voting Common Shares").

                                                                    CONFIDENTIAL

     SECTION 3.4. Voting Rights of Certain Common Shares. Each holder of Voting Common Shares shall be entitled to one (1) vote for each Voting Common Share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Shares. No holder of Non-Voting Common Shares shall be entitled to vote on any matters submitted to a vote of the holders of the Common Shares.

                                   ARTICLE IV

                     REGISTERED OFFICE AND REGISTERED AGENT

     SECTION 4.1. Registered Office. The post office address of the principal office of the Corporation is 8081 Zionsville Road, Indianapolis, Indiana 46268.

     SECTION 4.2. Registered Agent. The name and address of the Resident Agent in charge of the Corporation's principal office is Alexander C. Lange, 8081 Zionsville Road, Indianapolis, Indiana 46268.

                                    ARTICLE V

                                 INDEMNIFICATION

     SECTION 5.1. Rights to Indemnification and Advancement of Expenses.

     (a) The Corporation shall indemnify as a matter of right every person made a party to a proceeding because such person is or was

          (i)   a member of the Board of Directors of the Corporation,

          (ii)  an officer of the Corporation, or

          (iii) while a director or officer of the Corporation, serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not,

(each an "Indemnitee") against all liability incurred by such person in connection with the proceeding; provided that it is determined in the specific case that indemnification of such person is permissible in the circumstances because such person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. The Corporation shall pay for or reimburse the reasonable expenses incurred by an Indemnitee in connection with any such proceeding in advance of final disposition thereof in accordance with the procedures and subject to the conditions specified in the Act. The Corporation

                                                                    CONFIDENTIAL

shall indemnify as a matter of right an Indemnitee who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, against reasonable expenses incurred by the Indemnitee in connection with the proceeding without the requirement of a determination as set forth in the first sentence of this paragraph.

     (b) Any indemnification made hereunder shall be made at the discretion of the Corporation, but only if the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit, or proceeding, shall find that a director, officer, employee or agent has met the standards of conduct set forth in section (a).

     (c) The indemnification provided under this Article shall apply to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.

     SECTION 5.2. Other Rights Not Affected. Nothing contained in this Article shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a director, officer, employee or agent of the Corporation, or the ability of the Corporation to otherwise indemnify or advance expenses to any such individual. It is the intent of this Article to provide indemnification to directors and officers to the fullest extent now or hereafter permitted by law consistent with the terms and conditions of this Article. Therefore, indemnification shall be provided in accordance with this Article irrespective of the nature of the legal or equitable theory upon which a claim is made, including without limitation negligence, breach of duty, mismanagement, corporate waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities laws, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal laws.

     SECTION 5.3. Definitions. For purposes of this Article:

     (a) The term "director" means an individual who is or was a member of the Board of Directors of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the Corporation's request if the director's duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. The term "director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (b) The term "expenses" includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation,

                                                                    CONFIDENTIAL

defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

     (c) The term "liability" means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

     (d) The term "party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

     (e) The term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.




This instrument was prepared by Kristine M. Camron, Attorney at Law, ICE MILLER DONADIO & RYAN, One American Square, Box 82001, Indianapolis, Indiana 46282-0002.